SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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HYDROGEN CORPORATION
(Name of Registrant as Specified in Its Charter)
____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HYDROGEN CORPORATION
2 JUNIPER STREET
VERSAILLES, PENNSYLVANIA 15132
___________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 17, 2006
___________

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of HydroGen Corporation will be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 on Monday July 17, 2006 at 10:00 a.m. local time, for the following purposes:

1.	To elect five directors to serve for the ensuing one-year period or until their successors are elected and qualified; and
2.	To transact such other business as may properly come before the meeting, and any adjournment(s) thereof.

The transfer books will not be closed for the annual meeting. Only shareholders of record at the close of business on June 9, 2006 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Scott Schecter
Secretary

Versailles, Pennsylvania
June 14, 2006

HYDROGEN CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our board of directors to be used at the annual meeting of shareholders to be held at 10:00 a.m. local time, on Monday, July 17, 2006 and any adjournments. The annual meeting will be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231. The matters to be considered at the meeting are set forth in the attached Notice of Meeting.

Our offices are located at 2 Juniper Street, Versailles, Pennsylvania 15132. This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about June 16, 2006.

Record Date; Voting Securities

Our board of directors has fixed the close of business on June 9, 2006 as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting. As of June 9, 2006, we had issued and outstanding 12,769,904 shares of common stock, par value $.001 per share, our only outstanding class of voting securities.

Each common stock holder is entitled to one vote for each share of common stock registered in his or her name on the record date.

Solicitation, Voting and Revocation of Proxies

Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in the returned proxy. If no instructions are given, proxies returned by shareholders will be voted “FOR” the election of the director nominees set forth herein and as the proxies named in the proxy determine in their discretion with respect to any other matters properly brought before the meeting. Any proxy may be revoked by written notice received by our secretary at any time prior to the voting at the meeting, by submitting a subsequent proxy or by attending the annual meeting and voting in person. Attendance by a shareholder at the annual meeting does not alone serve to revoke his or her proxy.

The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting.

A proxy submitted by a shareholder of common stock may indicate that all or a portion of the common shares represented by his or her proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares of common stock subject to a proxy which are not being voted on a particular matter because of either a shareholder withholding or a broker non-vote will not be considered shares present and entitled to vote on the matter. These common shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are being withheld from being voted on any matter at the meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote, will not be counted in the nominee’s favor. There is no cumulative voting for directors of our company. As there are five directors to be elected; the five persons receiving the highest votes will be elected if nominees other than those nominated by the board are presented.

All other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the meeting. Abstentions from voting in this case are counted as “votes cast” with respect to the proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the meeting but not entitled to vote because of either shareholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal and therefore will have no effect on the vote.

Annual Report

Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which contains our audited financial statements for the years ended December 31, 2004 and 2005 is being mailed along with this proxy statement.

We will provide to you exhibits to the Annual Report upon payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if requested in writing to the Secretary, HydroGen Corporation, 2 Juniper Street, Versailles, Pennsylvania 15132.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding our common stock beneficially owned on June 9, 2006, for (i) each shareholder known to be the beneficial owner of 5% or more of HydroGen’s outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Leo Blomen(1)(2)	1,916,875	15.01%
Joshua Tosteson(1)(2)	2,048,386	16.04%
Scott Schecter(1)(3)	136,209	1.06%
Scott Wilshire(1)(4)	35,737	0.28%
Brian Bailys(1)	108,906	0.85%
John J. Freeh(1)	-0-	--
Howard-Yana Shapiro(1)	-0-	--
FuelCell Holdings, LLC(5)	757,445	5.93%
Pequot Capital Management, Inc.(6)	766,313	6.00%
Security Management Company, LLC(7)	1,708,593	13.38%
All Executive Officers and Directors as a group (seven persons)(2)(8)	2,740,752	21.32%

*
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(1)	c/o 2 Juniper Street, Versailles, PA 15132.
(2)
Includes 1,505,289 shares which are subject to a voting agreement for the election of certain persons as directors of the company over which either Mr. Blomen or Mr. Tosteson nay have authority to vote if the executing shareholders to the voting agreement do not vote their respective shares in accordance with the terms of the agreement. The voting agreement terminates as of July 7, 2006. Currently, it is not anticipated that there is any election or director appointment to which this agreement is applicable or will be applicable, especially in light of the fact that the annual meeting is scheduled for July 17, 2006.

(3)	Includes 44,378 shares of common stock subject options that vest as of May 31, 2006, but does not include 69,737 shares of common stock that are subject to options that may vest in the future.
(4)	Includes 35,737 shares of common stock subject to options that vest as of May 31, 2006, but does not include 50,031 shares of common stock subject to options that may vest in the future.
(5)	FuelCell Holdings, LLC has an address at 3201 Enterprise Parkway, Suite 460, Beachwood, Ohio 44122. Mr. Saul Siegel has investment authority over these shares.
(6)
Shares beneficially owned by Pequot Capital Management, Inc. represent 490,442 shares of common stock held of record by Pequot Scout Fund, L.P. and 275,871 shares of common stock held of record by Pequot Mariner Master Fund, L.P. Pequot Capital Management, Inc., which is the investment manager to the above named funds exercises sole dispositive, voting and investment power for all the shares. Arthur J. Samberg is the chief executive officer, chairman and controlling shareholder of Pequot Capital Management, Inc.

(7)
Security Management Company, LLC is the investment advisor to (a) SBL Fund, Series J, (b) Security Mid Cap Growth Fund, (c) Security Equity Fund, Mid Cap Values Series, and (d) SBL Fund, Series V (collectively, the “Funds”). Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended. The securities listed in the table above are owned by the Funds. As investment advisor, Security Management Company, LLC may be deemed to be the beneficial owner of such securities. The information is partially derived from Amendment No. 1 to Schedule 13D, for an event date of May 31, 2006.

(8)	Includes 80,115 shares of common stock subject options that vest as of May 31, 2006, but does not include 119,768 shares of common stock that are subject to options that may vest in the future.

Officers and Directors

The following table sets forth certain information about each of the members of the Board of Directors and each executive officer:

Name	Age	Positions	Director Since
Dr. Leo Blomen	51	Chairman of the Board and Chief Executive Officer	2005
Joshua Tosteson	34	President and Director	2005
Dr. Howard Shapiro(1)	58	Director	2005
Brian Bailys(1)	46	Director	2005
John Freeh(1)	54	Director	2005

Executive Officers	Age	Positions	Officer Since
Scott M. Schecter	49	Chief Financial Officer	2005
Scott Wilshire	43	Chief Operating Officer	2005

___________________________________________

(1) Member of the Compensation Committee

Dr. Leo Blomen is the Chairman and Chief Executive Officer of HydroGen, and has been active in fuel cells and energy related management for almost 23 years. From 1996 to 2000, Dr. Blomen served as Executive Director and Head of the International Division of NUON, the largest electric, gas, water and telecom utility company in the Netherlands serving millions of customers and with over $4 billion in revenues. Dr. Blomen was responsible for starting and building a portfolio of over 20 companies in countries such as USA, UK, China, Czech Republic, and Romania. He served on the Boards of most of those companies, and invested several $100’s million successfully. Among his responsibilities were a number of fuel cell projects, including the installation and operation of the world’s first 100 kW solid oxide fuel cell (SOFC) system, supplied by Westinghouse to a consortium led by NUON. Prior to his NUON assignment, he worked on several energy companies through his own consulting company Blomenco B.V., including the Dutch company Heron, which has built a compact 1.4 MW gas turbine with 43% net electrical efficiency. Dr. Blomen was also responsible for making the first designs of fuel cell / gas turbine combination systems under contract from Westinghouse. He was the primary editor of a book on Fuel Cell Systems (Plenum Press, 1993). From 1983 to 1992, Dr. Blomen served in several capacities for the engineering contractor KTI (Kinetics Technology International), a world leader in hydrogen plant construction, most of the time on its Board and as Group VP. He initiated and managed over 40 research, development and demonstration projects in Europe and the USA, including the construction of the first two PAFC power plants in Europe, as well as several steam reformer developments. Dr. Blomen is a co-founder of the EFCG (European Fuel Cell Group) and has served as its Treasurer throughout its existence. EFCG merged with FuelCell Europe in 2004. He holds a doctorate of medicine from Leiden University and an engineering degree in chemical technology from Delft University. Dr. Blomen devotes a minimum of 50% of his professional time to Hydrogen, augmenting the day-to-day full time management activities of Mr. Tosteson with his decades of experience in portfolio management of companies. The Messrs. Blomen and Tosteson have developed this management model over the past three years of intensive collaboration in developing HydroGen.

Mr. Joshua Tosteson is a Director and President of HydroGen, and has been active in the fields of earth systems science, education, public outreach, management consulting, and environmental entrepreneurship for over 10 years. He is a co-founder of FullCircle LLC, a New York-based company that deploys facilities to remediate organic waste streams and produce high-value organic soil amendments, and which consults to international development and aid organizations. Over 2000-2001, Mr. Tosteson served on assignment as Eco-Industrial Development Manager for the redevelopment of a deactivated army ammunition site in Louisiana. In this capacity on behalf of the Operations Support Command of the US Army, Mr. Tosteson and colleagues attracted over $20MM in private and Federal investment to establish two new commercial manufacturing operations on the site utilizing regionally available waste streams as feedstock. From 1994-97, Mr. Tosteson served in various capacities as a management consultant for the Biosphere 2 facility in Oracle, AZ, supporting a comprehensive effort to re-tool and reorganize the project that culminated in a long-term facility management contract with Columbia University. Concurrently to that assignment he served as an Adjunct Fellow and researcher at the Kennedy School of Government, Harvard University. He has published widely in the peer-reviewed and popular literature. He holds degrees in environmental science and public policy (BA, Harvard University) and atmospheric science (MA, Columbia University).

Mr. John J. Freeh, Director of HydroGen, has been the president of LM Systems Management and an officer of Lockheed Martin since July, 2001. Mr. Freeh is responsible for Lockheed Martin’s Defense, Energy and National Security Services businesses. From January, 1993 to 2001, Mr. Freeh was the president and general manager of KAPL, Inc. KAPL, Inc designed, developed and tested naval nuclear reactors and propulsion systems and operated land passed nuclear power prototypes to test reactor and propulsion system designs. From 1974 to 1993, Mr. Freeh held other positions with KAPL, Inc., including Manager - Computer Information Systems, Manager - Special Projects, Manager - Prototype Programs and Design and Manager - Prototype Engineering.

Mr. Brian D. Bailys, Director of HydroGen, has been the principal of The Bailys Group, a consulting and strategic and financial planning company that he formed in January, 1993. Mr. Bailys is also a certified public accountant. The consulting firm has been involved in strategic planning with numerous early stage companies and their funding requirements and works with high net worth individuals in many different capacities. From June, 1981 to 1993, Mr. Bailys was with Plant & Moran, an accounting and consulting firm where he acted as a tax accountant, personal financial planner and business planner. Mr. Bailys is a director of Life Settlement Insights, a life settlement company, and Life-X, an on-line exchange for the sale of life insurance policies.

Dr. Howard-Yana Shapiro, Director of HydroGen, was appointed Director of External Research of Mars, Incorporated in 2005, and has served as its Director of Plant Science since 2000. Mars, Incorporated operates in over 65 countries, with business units in snack food, pet care, main meal food, drinks, and electronics. Within Mars, Dr. Shapiro is responsible for plant genetics, integrated pest management/biological control of diseases, water conservation and the sustainability/production models for agroecology, agro-forestry and agro-economics of cacao. Additionally, he is the Director of the Multi-Disciplinary Research Unit, a collaboration between Mars, Incorporated, and the University of California, Davis. In 1991, Dr. Shapiro joined Seeds of Change, a leading supplier of organic seeds, garden products, and specialty foods, as its Vice-President for Agriculture, and later served as its Vice-President of Research and Development/Agriculture before leading the company’s acquisition by Mars, Incorporated in 1997. Dr. Shapiro has twice been named a Fulbright Scholar, twice a Ford Foundation Fellow, and was winner of the National Endowment for the Humanities Award.

Executive Officers

In addition to the above who are executives, HydroGen has the following two executive officers.

Mr. Scott Schecter was the interim Chief Financial Officer of HydroGen from June 2004 to April 2005, when he became the Chief Financial Officer on a full time basis. From 1994-2004, Mr. Schecter, a CPA, served as Vice President, Chief Financial Officer and Treasurer of Fuel-Tech N.V., a publicly-traded technology company in the air pollution control, fuel treatment and software businesses. He also served as Chief Financial Officer of Clean Diesel Technologies, Inc., a publicly-traded development stage company in the specialty chemical business from 1995 through 1999. In 1990, Mr. Schecter participated in a management buyout of American Vision Centers, Inc., a consumer products company, and served as that company’s Senior Vice President and Chief Financial Officer through January 1994. After graduating with his MBA from the Wharton School of the University of Pennsylvania, Mr. Schecter served as a corporate development officer for W. R. Grace & Co. from 1986-1990, focusing on acquisitions, strategic investments and divestitures. After receiving his B.S. in Accounting from the State University of New York at Albany, Mr. Schecter practiced for 6 years as a CPA, the last 4 of which were with Goldstein Golub Kessler & Co. Mr. Schecter was previously a member of the Board of Directors of Fuel Tech, Inc. (the operating subsidiary of Fuel-Tech N.V.) and American Vision Centers, Inc. Mr. Schecter currently serves as a Director and Chairman of the Audit Committee of DayStar Technologies, Inc. (NASDAQ SmallCap: DSTI), a manufacturer and developer of photovoltaic products.

Mr. Scott Wilshire has been HydroGen’s Chief Operating Officer since March 2005. From November 2000 to March 2005, Mr. Wilshire was Director of Marketing Engagement of Plug Power Inc., a development stage company that designs, develops and manufactures on-site electric power generation systems using proton exchange membrane fuel cells for stationary applications. From March 1999 to November 2000, Mr. Wilshire was the Director of Large Stationary Systems/GE Interface of Plug Power Inc., responsible for a joint venture with General Electric Company working in the development of a residential fuel cell product and directing marketing and product development for Plug Power’s first successful large-scale fuel cell system. From April 1986 to March Mr. Wilshire was employed at KAPL Inc, a Lockheed Martin Company, in various capacities, including Principal Field Engineer from 1986 to 1993, Lead Engineer, Materials and Maintenance from 1993 to 1995 relating to engineering, planning and execution of an inactivation of a nuclear reactor test facility, Manager of S9G Servicing Development from 1995 to 1997 responsible for design and development of major systems and equipment support for the installation and servicing of advanced submarine power plants, and Manager of Pressure Vessel Removal from 1997 to 1999 responsible for removal and disposal of three expended naval nuclear power plant reactor vessels. Mr. Wilshire was employed by GE Nuclear Energy as a nuclear field engineer from 1984 to 1986. He received a Bachelor of Science degree in Marine Engineering/Nuclear Engineering from the United States Merchant Marine Academy, a Master of Business Administration from Rensselaer Polytechnic Institute, and completed the U.S. Navy Nuclear Power Engineering School.

Board of Directors Meetings and Committees

The board of directors held meetings or acted by unanimous consent four times in 2005. The directors are expected to attend all board and committee meetings, if any and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The board of directors does not have a formal policy of attendance of directors at the annual meeting. It does encourage such attendance. The company did not have an annual meeting in 2005, although it held a special meeting in August 2005 at which all the members of the board then in office attended.

Independence of Directors

HydroGen is not required to have a board consisting of a majority of independent directors. Notwithstanding that, two of our directors, both of which have been re-nominated for election at this annual meeting, Dr. Howard Shapiro and Mr. John Freeh, have been determined by the board of directors as independent. The board of directors consults with company counsel to ensure that its determinations of independence and compliance with applicable regulation is consistent with relevant securities and other laws and regulations regarding directors and board composition.

Board of Directors - Committees

HydroGen has a compensation committee, the members of which are Dr. Howard Shapiro, Mr. Brian Bailys and Mr. John Freeh. This committee will review and approve the compensation arrangements, contractual and otherwise, between the company and its executive officers and other significant employees.

HydroGen does not have an audit committee or a nominations committee, neither of which are required. See below under “Audit Committee and Financial Expert” and “Shareholder - Director Communication.”

Audit Committee and Financial Expert

HydroGen is not required to have and we do not have an audit committee. The company’s chairman performs some of the same functions of an audit committee, such as; recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors' independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. HydroGen does not currently have a written audit committee charter or similar document.

We have not designated a person as an “audit committee financial expert.” All of our directors have financial statement preparation and interpretation ability obtained over the years from past business experience and education. Mr. Bailys, one of the directors, would qualify as an “audit committee financial expert.” All of the directors are financially literate, generally as a result of their education and/or past experience.

Director Compensation

Each of the non-employee directors of HydroGen are paid an annual fee of $10,000 and paid $1,000 per face-to-face meeting or $500 per telephonic meeting attended. Non-employee directors are also paid $500 for each committee meeting attended, either in person or telephonically. Non-employee directors are also granted options to purchase 7,500 shares of common stock on their initial appointment or election to the Board of Directors and each year thereafter the will be granted options to purchase 4,000 shares of common stock so long as they continue as directors of HydroGen. Any options will vest immediately on grant and be exercisable for a period of up to five years. Alternatively, HydroGen may issue restricted securities or deferred securities under the stock option plan with a restricted period or deferred period to be determined.

Code of Ethics

The board of directors adopted a code of ethics that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the SEC and others. A copy of the code of ethics was filed as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (Exhibit 14.1) and is available on the company web site at www.hydrogenllc.net.

Shareholder-Director Communication

HydroGen has neither a nominating committee for persons to be proposed as directors for election to the board of directors nor a formal method of communicating nominees from shareholders. It does not have any restrictions on shareholder nominations under our certificate of incorporation or by-laws. The only restrictions are those applicable generally under Nevada Corporate Law and the federal proxy rules. Currently the board of directors decides on nominees, on the recommendation of one or more members of the board. Two of the members of the board of directors are "independent." The board of directors will consider suggestions from individual shareholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

The board of directors has determined not to adopt a formal methodology for communications from shareholders on the belief that any communication would be brought to the boards' attention by virtue of the co-extensive employment by two of the members of the board of directors as management persons.

Indemnification

The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Certain Transactions

HydroGen has a relationship with Blomenco B.V., a Dutch management services company organized under Dutch law and controlled by Dr. Leo Blomen. Blomenco makes available, among other things, the management services of Dr. Leo Blomen, along with the necessary support staff, office and infrastructure. Dr. Blomen spends a minimum of 50% of his time on HydroGen business activities. Until May 2006, Blomenco B.V. charged a management fee of €185,000 per annum, at which time the fee increased to €225,000. The fee is paid in US dollars at a conversion rate equal to one plus 50% of the difference between the dollar and the euro. In 2005, Blomenco B.V earned fees totaling $257,245, which includes a bonus earned of $59,050. Blomenco B.V. was paid a total of $46,388 and $0 in 2004 and 2003, respectively.

Executive Compensation

The table below sets forth for the calendar years ending December 31, 2005, 2004 and 2003, the compensation of HydroGen’s Chief Executive Officer and the three other most highly compensated executive officers of HydroGen during the calendar year 2005.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
	Year	Salary	Bonus(5)	Restricted Stock Awards ($)		Security Underlying Options Granted (#)	LTIP Payouts	All Other Compensation
Leo Blomen,(1) Chairman and Chief Executive Officer	2005 2004 2003	- - -	- - -	$	- - -	- - -	- - -	- - -
Joshua Tosteson,(2) President	2005 2004 2003	163,373 55,333 -	54,757 - -		- - -	- - -	- - -	- - -
Scott M. Schecter,(3) Chief Financial Officer	2005 2004 2003	177,220 49,000 -	28,250 - -		- 215,244 -	114,115 - -	- - -	- - -
Scott Wilshire,(4) Chief Operating Officer	2005 2004 2003	126,511 - -	15,375 - -		- - -	85,768 - -	- - -	32,057(6) - -

(1)
HydroGen has a relationship with Blomenco B.V., a Dutch management services company organized under Dutch law and making available, among other things, the management services of Dr. Leo Blomen, along with the necessary support staff, office and infrastructure. Dr. Blomen spends a minimum of 50% of his time on HydroGen business activities. Blomenco B.V. charges a management fee of € 185,000 per annum, but is paid in US dollars at a conversion rate equal to 50% of the difference between the dollar and the euro. In 2005, Blomenco B.V earned fees totaling $257,245, which includes a bonus earned of $59,050 ($53,145 of which is deferred until HydroGen completes its next round of financing). Blomenco B.V. was paid a total of $46,388 and $0 in 2004 and 2003, respectively.

(2)	In 2004 Mr. Tosteson was paid $30,000 as a consultant through June, at which time he became a full-time employee and was paid $25,333 for the balance of the year
(3)

Mr. Schecter served as a consultant to HydroGen from June 2004 - April 2005, at which time he became a full-time employee. During the time he acted as a consultant, Mr. Schecter was paid $7,000 per month from June 2004 - December 2004, and $9,000 per month from January 2005 - March 2005. Mr. Schecter was required to devote at least 50% of his time to HydroGen business activities during the time of his consultancy.

(4)	Mr. Wilshire's employment commenced on March 1, 2005.
(5)	Bonus payments amounting to $49,118 and $19,775 were deferred at December 31, 2005 for Mr. Tosteson and Mr. Schecter, respectively. Amounts deferred were paid in May 2006.
(6)	Represents relocation expense reimbursement, grossed-up to reimburse Mr. Wilshire for taxes due on such reimbursement.

Employment Arrangements

Each officer serves at the discretion of our board of directors. We have entered into employment agreements with Joshua Tosteson, President and Director, Scott Schecter, Chief Financial Officer, and Scott Wilshire, Chief Operating Officer. Under each such employment agreement, the executive is entitled to participate in an annual bonus program, which program must be adopted by the Board on an annual basis. Each executive’s receipt of bonus compensation is within the sole discretion of the Compensation Committee of the board of directors, which consists entirely of non-employee Directors. The Compensation Committee has the right to alter, amend or eliminate all or any part of any bonus or incentive plans at any time, without compensation. Each executive is also entitled to participate in all or our employee benefit plans. As part of each agreement, each executive has signed a general employment agreement, which inter alia contain nondisclosure, development and no solicitation provisions, in which he has agreed, among other things, to protect HydroGen’s confidential information, not to solicit Company employees, and not to breach any agreements with third parties.

Dr. Leo Blomen is the Chairman and Chief Executive Officer of HydroGen, and his services are made available through a Dutch management consulting firm that charges HydroGen a biweekly management fee for his services. The basic terms of an agreement between the management firm and HydroGen have been negotiated, but formalization was postponed until an independent Compensation Committee was formed and its terms are still subject to approval of HydroGen’s Board of Directors. Blomenco’s fee totals £185,000 per annum for 50% of Dr. Blomen’s time, which was increased to €225,000 in May 2006. The fee is paid in US dollars at a conversion rate equal to one plus 50% of the difference between the dollar and the euro. Blomenco will also be reimbursed for benefits that it provides Dr. Blomen, so long as such benefits are similar to those provided to HydroGen’s executive officers. Through Blomenco, Dr. Blomen can also earn bonuses from HydroGen, and HydroGen has agreed to provide Blomenco with its usual management fee for six months following termination without cause.

Joshua Tosteson, Director and the President of HydroGen, and HydroGen have entered into an employment agreement for a period of three years commencing April 1, 2005, renewable on an automatic basis annually thereafter. The agreement may be terminated for cause at any time by HydroGen. If the agreement is terminated without cause, HydroGen will owe Mr. Tosteson six months severance pay. Mr. Tosteson was paid an initial annual salary of $185,000, which was increased to $225,000 in May 2006. Mr. Tosteson is entitled to various bonuses upon HydroGen reaching various milestones, at the discretion of the Compensation Committee. Mr. Tosteson is eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

Scott Schecter and HydroGen have entered into an employment agreement with Mr. Schecter as the Chief Financial Officer of HydroGen for a period of three years at the initial rate of $200,000, increasing to $250,000 in May 2006. The agreement may be terminated at any time for cause, however if Mr. Schecter is terminated without cause, he is entitled to one year severance pay from HydroGen, plus the acceleration of certain rights to options that would have been otherwise earned. In addition, Mr. Schecter is entitled to bonuses based upon his performance and the performance of HydroGen, as determined by the Compensation Committee. Mr. Schecter has been granted an option commencing April 2005 to acquire 114,115 shares of HydroGen common stock, exercisable until April 2015 at approximately $4.34 per share. These options vest ratably each month until April 2008. He also will be eligible to receive awards of additional options to acquire future awards of common stock of HydroGen. Mr. Schecter will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

Scott Wilshire, the Chief Operating Officer of HydroGen, entered into an employment agreement with HydroGen in March of 2005 for a period of three years at the initial rate of $150,000 per year, increasing to $180,000 in May 2006. In addition, Mr. Wilshire is entitled to bonuses based upon his performance and the performance of HydroGen, as determined by the Compensation Committee. Mr. Wilshire can be terminated at any time for cause. If Mr. Wilshire is terminated without cause, he is entitled to receive one year severance pay. Mr. Wilshire has been granted an option to acquire 85,768 shares of HydroGen common stock at an exercise price of approximately $4.34 per share, exercisable until January 31, 2015 once vested. These options vest ratably each month until March 2008. He also will be eligible to receive awards of additional options to acquire future awards of common stock of HydroGen. Mr. Wilshire will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

The following table sets forth information concerning stock options that were granted to the named executive officers during the year ended December 31, 2005.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in 2005	Exercise or Base Price ($/Sh)	Expiration Date
Leo Blomen	-	-	-
Joshua Tosteson	-	-	-
Scott M. Schecter	114,115(1)	27.1	4.34	2/28/2015
L. Scott Wilshire	85,768(1)	20.4	4.34	3/31/2015

(1) The 2005 grants were all stock options. Grants vest 1/36th each month following the date of grant.

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2005 by the named executive officers and the aggregate value of stock options held by the named executive officers as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
				Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005 ($)(1)
Name	Grant Type	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Leo Blomen	Option	-	-	-	-	-	-
Joshua Tosteson	Option	-	-	-	-	-	-
Scott M. Schecter	Option			28,529	85,586	54,490	163,469
L. Scott Wilshire	Option	-	-	23,824	61,944	45,504	118,313

(1)	These amounts represent the difference between the exercise price of the stock options and the December 31, 2005 closing price of HydroGen’s common stock on the OTC Bulletin Board of $6.25.

Stock Option Plan and Other Arrangements.

The 2005 Performance Equity Plan was adopted on July 6, 2005 by the board of directors and approved by the shareholders on August 16, 2005. The plan provides for the issuance of up to 1,100,000 shares of common stock under various awards, including incentive and non-incentive options, stock appreciation rights, restricted stock, deferred stock and other stock based grants. The plan is administered by the Board of Directors. The Board of Directors, at the time of an award, will determine the type of award, the exercise price, vesting schedule, and expiration date, as well as any other terms of the award. The minimum price of an award cannot be less than the market price on the date of the award. Incentive options may be granted only to employees, otherwise awards may be granted to officers, directors, employees and consultants who are individuals. The plan provides for acceleration of vesting of outstanding awards in the event of a non-approved acquisition of more than 35% of the combined voting power of HydroGen. The vesting may also be accelerated in the event of certain approved transactions. As of March 31, 2006, there are 201,235 shares subject to stock option awards under the plan at an average weighted exercise of $5.19 and 898,765 shares available for future grants of awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires HydroGen’s officers and directors, and persons who own more than ten percent of a registered class of HydroGen’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), to HydroGen’s knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal 2004 were complied with, except that Mr. Shapiro was late in filing his Form 3 due to an automobile accident he was in overseas. He subsequently filed the Form 3 on March 30, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS

Our by-laws currently provide for five directors, each of whom will serve a term of one year or until their successor is elected and qualified or their earlier resignation or removal. At this annual meeting you are being requested to vote on five persons to serve a term expiring at the next annual meeting.

Unless authority is withheld, the proxies solicited by our board of directors will be voted “FOR” the election of Dr. Leo Blomen, Mr. Joshua Tosteson, Dr. Howard Shapiro, Mr. Brian Bailys and Mr. John Freeh. Each of the foregoing persons was nominated by the board of directors. Our management has no reason to believe that the aforementioned persons will not be a candidate or will be unable to serve. However, if any of the persons should become unable or unwilling to serve as a directors, your proxies will be voted for the election of another person as shall be designated by the board of directors.

INDEPENDENT ACCOUNTANTS

Goldstein Golub Kessler LLP was our independent accountants for the fiscal year ending December 31, 2005 and have been retained for 2006. A representative of Goldstein Golub Kessler LLP will be available at the meeting or by telephone conference to answer questions by the shareholders.

SOLICITATION OF PROXIES

HydroGen is soliciting the proxies of shareholders pursuant to this proxy statement. We will bear the cost of this proxy solicitation. In addition to solicitations of proxies by use of the mail, some of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone. We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

INCORPORATION BY REFERENCE

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including our audited financial statements and supplementary data, management’s discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals and Nominations

Proposals of shareholders intended to be presented at the annual meeting to be held in 2007 must be received at our offices within a reasonable time prior to we print and mail the proxy statement for that meeting. To assure consideration and inclusion of proposals, they must be received at our offices by March 19, 2007. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Our by-laws contain provisions in it intended to promote the efficient functioning of our shareholder meetings. Under the by-laws, shareholders must provide us with at least 30 days and no more than 60 days notice of persons the shareholder intends to nominate for election as directors at the meeting. Shareholder nominations for persons to be elected as directors must include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting and the number held by both the shareholder and nominee, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act of 1934 and a consent to nomination of the person nominated.

Shareholder proposals or nominations should be addressed to Corporate Secretary, 2 Juniper Street, Versailles, Pennsylvania 15132.

Discretionary Voting of Proxies on Other Matters

We do not now intend to bring before the Annual meeting any matters other than those specified in the Notice of the Annual Meeting, and we do not know of any business which persons other than the board of directors intend to present at the annual meeting. Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the annual meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

By Order of the Board of Directors

Scott Schecter
Secretary
Versailles,, Pennsylvania
June 14, 2006

HYDROGEN CORPORATION - PROXY Solicited By The Board Of Directors For the Annual Meeting to be held on July 17, 2006
P R O X Y

The undersigned Shareholder(s) of HydroGen Corporation, a Nevada corporation (“Company”), hereby appoints Leo Blomen, Joshua Tosteson and Scott Schecter, with full power of substitution, as the agent, attorney and proxy of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on July 17, 2006, and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

1.     Election of the following Directors:

FOR all nominees listed below except                                         AGAINST all nominees
as marked to the contrary below  ☐                                           listed below             ☐

Dr. Leo Blomen, Joshua Tosteson, Dr. Howard Shapiro, Brian Bailys and John Freeh

INSTRUCTIONS: To vote AGAINST any individual nominee, write that nominee's name in the space below.

_____________________________________________________

2.      In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

FOR ☐         AGAINST ☐         ABSTAIN  ☐

☐  I plan on attending the Annual Meeting.

   Date: ___________________, 2006

______________________________
Signature
______________________________
         Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.